UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 21, 2013

GeoPetro Resources Company

(Exact name of registrant as specified in its charter)

California	001-16749	94-3214487

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 California Street, Suite 600

San Francisco, CA  94111
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (415) 398-8186

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 21, 2013, GeoPetro Resources Company (the “Company”) received written notification regarding the results of its appeal hearing held on June 13, 2013, before a Listing Qualifications Panel (the “Panel”) of the NYSE MKT LLC (the “NYSE MKT” or the “Exchange”) regarding the Company’s continued listing on the Exchange in light of the listing standards.

After considering the presentations at the hearing, the Corporate Compliance Department of NYSE Regulation, Inc. Staff’s (the “Staff”) prior written submission and the Company’s submission presented at the hearing, the Panel unanimously has decided to defer further action on the appeal pending the Panel’s receipt of a report from the Staff (the “Staff’s Report”) regarding the results of the Company’s operations through July 15, 2013.

Should the Staff’s Report conclude that the Company is no longer financially impaired, the delisting proceeding will be dismissed. Should the Staff’s Report not so conclude, the Company will have until the close of business on the second business day after the Company receives the Staff’s Report to submit to the Panel a written response. The Panel thereafter will render its final decision in writing (the “Final Decision”), which writing will serve as the decision in this matter from which any rights of appeal will flow.

On June 27, 2013, the Company issued a press release announcing its receipt from the Panel of notice of the Company’s results of its NYSE MKT appeal bid. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

Exhibit 99.1 Press release dated June 27, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEOPETRO RESOURCES COMPANY

/s/ Stuart J. Doshi
Stuart J. Doshi, President, Chief Executive Officer and Chairman

Dated: June 27, 2013